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CUSIP No. 4569108


                                    Exhibit 5

                                    TERM NOTE

Rochester, New York              February  23, 1998                 $132,978.00

BORROWER:  NORTHEAST HAMPTON HOLDINGS, LLC
Address:  Mount Hope Avenue, Rochester, New York
CREDITOR:  SIBLEY FAMILY TRUST

Address:  c/o Cotter C. Conway, 1430 Geary Street, Reno, Nevada 89503

ESCROW AGENT:  PAUL S. BOYLAN

Address:  P.O. Box 307, 45 West Main Street, LeRoy, New York 14482-0307

PROMISE TO PAY. For value received, Borrower promises to pay to the order of Creditor, on the dates set forth below, the principal sum of One Hundred Thirty-Two Thousand Nine Hundred Seventy-Eight and no/100 Dollars ($132,978.00) (the "Principal") plus interest as agreed below and all fees and costs (including without limitation attorney's fees and disbursements whether for internal or outside counsel) the Creditor incurs in order to collect any amount due under this Note, to negotiate or document a workout, or restructuring, or to preserve its rights or realize upon any guaranty or other security for the payment of this Note ("Expenses").


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CUSIP No. 4569108


INTEREST. The unpaid Principal balance of this Note shall earn interest calculated on the basis of a 360-day year for the actual number of days or each year (365 or 366) from and including the date this Note is executed, but not including, the date all amounts hereunder are paid in full, at a rate per year which shall on each day be: seven percent (7%) unless the prime rate of interest as announced by the Chase Manhattan Bank, NA ("Chase") shall increase above 9% and in that event the interest rate shall be 2% below the prime rate effective on the date announced by Chase, but in no event shall the interest rate be less than 7%.

DEFAULT RATE. If an Event of Default (defined below) occurs, the interest rate on the unpaid Principal shall immediately be automatically increased to 3% per year above the otherwise applicable rate per year.

REPAYMENT OF PRINCIPAL AND INTEREST; LATE CHARGE. Payments shall be made in immediately available United States funds at the office of the Escrow Agent. Interest will continue to accrue until payment is actually received. If payment is not received within five days of its due date, Borrower shall pay late charge equal to 5% of the delinquent amount. Payments shall be applied first to past due interest, Expenses,


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CUSIP No. 4569108



late charges and principal, then to current interest, Expenses, late charges and principal, and last to remaining principal.

The Maturity Date of this Note is January 2, 2000.

Borrower shall pay the Principal in two (2) consecutive, equal annual payments commencing on January 2, 1999. In addition, until the outstanding Principal is paid in full, payments of all accrued and unpaid interest, in amounts which will vary, will become due and payable as the 1st day of each quarter commencing on April 1, 1998. Both of the Principal payments will be in the amount of $66,489.00 and the last Principal payment will include all unpaid principal interest and all other amounts then due.

REPRESENTATIONS AND WARRANTIES. Borrower represents to and agrees with the Creditor that now and until this Note is paid in full:

a. LEGALITY. The execution, issuance, delivery to the Creditor and performance by Borrower of this Note (i) are in furtherance of Borrower's purposes and within his power and authority; (ii) do not (A) violate any statute, regulation or other law or any


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CUSIP No. 4569108


judgment, order or award of any court, agency or other governmental authority or of any arbitrator or (B) constitute a default under any agreement binding on Borrower, or result in a lien or encumbrance on any assets of Borrower.

b. TITLE TO ASSETS. Borrower has good and marketable title to each of its assets constituting the collateral, free of security interests and mortgages and other liens pursuant to the Creditor's prior written consent.

c. JUDGMENTS AND LITIGATION. There is no pending or threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator (each an "Action") which involves Borrower or its assets and might have a material adverse effect upon Borrower or threaten the validity of this Note or any related document or transaction. Borrower will immediately notify the Creditor in writing upon acquiring knowledge of any such Action.

d. NOTICE OF CHANGE OF ADDRESS AND OF DEFAULT. Borrower will immediately notify the Creditor and Escrow Agent in writing (i) of any change in his address, (ii) of the occurrence of any Event of Default defined below, and (iii) of any material change in Borrower's ability to repay this Note.


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CUSIP No. 4569108


EVENTS OF DEFAULT; ACCELERATION. An event of default ("Event of Default") will have occurred if (a) Borrower fails to pay when due any amount due under this Note; (b) any of Borrower's debts or those of any endorser or guarantor of this Note (a "Guarantor") is accelerated or an event occurs which after notice or lapse of time would permit such acceleration; (c) Borrower or any Guarantor breaches or is in default under any agreement with the Creditor; (d) Borrower is dissolved, suspends his or its present business, agrees to a merger or other absorption or transfer or otherwise dispose of substantially all of its assets, makes or sends notice of a bulk sale, and the Borrower or any Guarantor becomes insolvent, generally fails to pay his or its debts as they become due, fails to pay, withhold or collect any tax as required by law, has served or filed against his or its assets any lien or has entered against it or its assets any judgment, order or award; (e) a receiver or similar trustee is appointed for Borrower or a Guarantor or his or its assets (with or without its consent), or Borrower or any Guarantor makes an assignment for the benefit of creditors or commences or has commenced against him or it a proceeding pursuant to any bankruptcy law; (f) any representation or warranty made in this Note or related document or other statements provided by Borrower or any Guarantor proves to have


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CUSIP No. 4569108


been incorrect or misleading in any material respect; or (g) Borrower fails to supply new or additional collateral within ten days of request by the Creditor or as required by the Note and Stock Purchase Agreement and Escrow Agreement. All amounts hereunder shall become immediately due and payable upon the occurrence of (e) above and upon the occurrence of any other Event of Default.

MISCELLANEOUS. This Note, together with any related loan, pledge and security agreements, note and stock purchase agreement and guaranties, contain the entire agreement between the Creditor and Borrower with respect to the Note, and supersede every course of dealing, other conduct, oral agreement and representation previously made by the Creditor. All rights and remedies of the Creditor under applicable law and this Note or amendment of any provision of this note are cumulative and not exclusive. No single, partial or delayed exercise by the Creditor of any right or remedy shall preclude the subsequent exercise by the Creditor at any time of any right or remedy of the Creditor without notice. No waiver or amendment of any provision of this Note shall be effective unless made specifically in writing by the Creditor. This Note shall be governed by the laws of the State of New York, without regard to its principles of conflict of laws. This Note is a binding obligation enforceable


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against Borrower, his executors, administrators and assigns and shall inure to the benefit of the Creditor and its trustees and beneficiaries and the executors, administrators, personal representatives and assigns of the Trust and or beneficiaries. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine as appropriate.

NOTICES. Notices to Borrower by the Creditor or Escrow Agent may be delivered in person, in writing or by telephone with subsequent confirmation by mail or teletrans- mission. Written notice shall be deemed delivered when deposited in the United States mail or transmitted to Borrower at the last address of Borrower shown on the Escrow Agent's or Creditor's records. Notice to the Creditor by the Borrower must be in writing, refer specifically to this Note and be delivered in person or by registered mail directed to the Escrow Agent and Creditor at the addresses stated on page one. Notices shall be deemed delivered only when actually received by the Creditor and Escrow Agent. Borrower will notify the Creditor and Escrow Agent promptly of any change of address.


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JOINT AND SEVERAL. If Borrower is more than one person, each such person is jointly and severally liable for all amounts which become due under this Note.

BORROWER'S CONSENTS. In any action or legal proceeding relating to this Note, Borrower (a) consents to the personal jurisdiction of any State or federal court located in the State of New York and (b) agrees that in any legal proceeding, a copy of this Note kept in the Creditor's course of business may be admitted into evidence as an original.

TRIAL BY JURY. BORROWER AND THE CREDITOR EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION IN CONNECTION WITH THIS NOTE.

Tax ID/SS#___________________

NORTHEAST HAMPTON HOLDINGS, LLC
BORROWER


By:  /s/ James A. Villa
   ---------------------------
   James A. Villa, Sole Member

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Signature of Witness

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Typed Name of Witness